UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(  )     Check this box if no longer subject to Section 16.  Form
         4 or Form 5 obligations may continue.  See Instruction
         1(b).

1.  Name and Address of Reporting Person
    Robert P. Goldberg Revocable Trust #2
    c/o BGS SYSTEMS, INC.
    ONE FIRST AVENUE
    WALTHAM, MA 02254-9111

2.  Issuer Name and Ticker or Trading Symbol
    BGS SYSTEMS, INC.
    BGSS

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    5/97

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    (  ) Director  (X) 10% Owner  (  ) Officer (give title below)
    (  ) Other (specify below)

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
   Common Stock          5/16/97         J(1)    V       175,000 D               764,322(2)           D
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                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5) |                    |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |




|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                                              |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|

Explanation of Responses:

(1)  Pursuant to Rule 16a-13, this transaction is exempt from any
     Section 16 reporting obligations. The Reporting Person is voluntarily disclosing the transaction on this Form 4. The Transaction was a discretionary distribution without consideration of 175,000 shares from the Reporting Person to Judith N. Goldberg, the sole current beneficiary and a co-trustee of the Reporting Person.

(2)  As of the date of filing.

                        /s/ C. Russel
                        Hansen, Jr.,
                        Trustee             May 29, 1997
                        _________________   _________________
                        **Signature of         Date
                        Reporting Person

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
     78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.



02094001.AA4